EQUIPMENT LEASE AGREEMENT

"LESSEE":
Speedsport Branding, LLC
6141 Quail Valley Ct.
Riverside, CA. 92507

"LESSOR":
P-1, LLC
Address: P.O. Box 12589
Newport Beach, Ca. 92658

Contact: Roy Montgomery (949) 721-1769
Contact: Gus O'Connell (832) 724-1552
Equipment Descriptions: See Schedule A
Billing Address: Same as above

Purchase Order (Ref. Only): ____________

Job Site Address: none

Type: On Certain dates as Specified

Lease Starting Date: February 1, 2007

Term: Utilization Rate of $7,500 per event

1. LEASE. The Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the personal property described in Schedule A ("Equipment") on the terms stated in this Equipment Lease Agreement ("Agreement"). The parties agree and hereby confirm that it is their intent that the Equipment shall always remain and be deemed personal property, even though said Equipment may hereafter become attached to realty. No license, right, title or interest in the Equipment subject hereof shall pass to Lessee other than, conditioned upon Lessee's compliance with and fulfillment of all terms of this Agreement, the right to maintain possession and use the Equipment for the full Lease Period. Lessee agrees not to sell, assign, sublet, or otherwise encumber or suffer a lien upon or against any interest on the Equipment. Further, the parties agree that it is their intent that, even if this Agreement is incorporated into another Agreement, this Agreement is and shall always remain and be deemed to be a lease agreement.

2. TERM. The Lease shall be for the period stated above, ("Lease Period") and shall commence upon arrival of equipment at Lessees facility–or other place of shipment. The term of the Lease Period shall not be decreased, extended or renewed except upon written agreement of Lessor and Lessee. THIS AGREEMENT CANNOT BE MODIFIED, CANCELED OR TERMINATED EXCEPT AS EXPRESSLY PROVIDED HEREIN.

3. PAYMENT OF RENT. The rent shall be paid by Lessee to Lessor in single payments for the total rent payment stated above and shall be paid monthly commencing with the first day of the Lease Period and thereafter on the same date in each succeeding month, unless the rental term is shorter than one month, in which event there shall be a single payment upon completion of the Lease Period. Payment of invoices shall be net 30 days.

4. ADDITIONAL COMPENSATION. None

PARTICULAR PURPOSE. Lessor agrees that Lessee shall be entitled to the benefit of manufacturer's warranties for the Equipment to the extent permitted by applicable law.

5. REMEDIES: Upon the occurrence of any event of default by Lessee, and any time thereafter, to include, but not limited to, cancellation of the Agreement by the Lessee before the Lease Period is completed, Lessor may, in its sole discretion, do any one or more of the following: (i) upon notice to Lessee, terminate this Agreement; (ii) demand that Lessee return, and Lessee shall return, all Equipment to Lessor as directed; (iii) enter the premises where such Equipment is located and take immediate possession of the Equipment as permitted by applicable law without notice, court order or other process without liability to Lessor or its agents for such entry, or for damage to property or otherwise. (iv) declare all sums due hereunder for the full term of the Rental Period immediately due and payable and Lessee shall pay same upon demand; or (v) exercise any other action available to it under applicable laws. The costs in taking possession of the Equipment and collection of amounts due shall be borne by Lessee. No expressed or implied waiver by Lessor of any default shall constitute a waiver of any other default by Lessee or a waiver of any of Lessor's rights.

6. INSURANCE: Lessee shall, at its own expense, obtain and thereafter keep in force throughout the terms of Lease Period, or such longer period as required by law, insurance with limits customarily maintained in the industry on like projects and which shall protect Lessor from all claims for injury to persons (including death) and damage to property which may arise from or relate to this Agreement or the Equipment.

7. INDEMNIFICATION: LESSEE SHALL, to the fullest extent allowed by applicable laws, at its own cost and expense, defend, indemnify and hold harmless LESSOR, its parent and their respective affiliates, subsidiaries, officers, directors, employees and agents, and their successors and assigns (collectively, "indemnitees"), against all damages, losses, costs, claims, strict liability claims, liens, encumbrances, liabilities, and expenses (including attorneys' fees) (collectively, "damages/liability") arising out of or resulting from the equipment, this agreement, or either party's acts or omissions relating thereto, regardless of whether such damages/liablity are caused by the negligence of indemnitees, but excluding damages/liablity to the extent caused by the sole (100%) negligence of indemnitees. LESSOR SHALL, SUBJECT TO THE LIMIT ON LESSOR'S LIABILITY AND TO THE FULLEST EXTENT ALLOWED BY APPLICABLE LAWS, at its own cost and expense, defend, indemnify and hold harmless LESSEE, its successors and assigns, against all damages/LIABILITY, TO THE EXTENT OF LESSOR's sole negligence HEREUNDER. THE OBLIGATIONS OF LESSEE AND LESSOR UNDER THIS PARAGRAPH SHALL SURVIVE THE EXPIRATION OR OTHER TERMINATION OF THIS AGREEMENT.

8. LIMITATION OF LIABILITY. LESSOR'S CUMULATIVE LIABILITY SHALL BE LIMITED TO ONE MILLION DOLLARS ($1,000,000), WHETHER ARISING UNDER WARRANTY, CONTRACT, NEGLIGENCE, STRICT LIABILITY, INDEMNIFICATION, OR ANY OTHER CAUSE OR COMBINATION OF CAUSES WHATSOEVER. NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, TO INCLUDE, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF USE, OR LOSS OF PRODUCTION, COST OF REPLACEMENT EQUIPMENT OR BUSINESS INTERRUPTION, ARISING OUT OF, OR RESULTING FROM THIS AGREEMENT OR EITHER PARTY'S ACTS OR OMISSIONS,

REGARDLESS OF HOW SUCH DAMAGES ARE CAUSED (BY THE NEGLIGENCE OF THE PARTY AT FAULT, OR OTHERWISE). THIS LIMITATION SHALL APPLY NOTWITHSTADING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THE OBLIGATIONS OF LESSEE AND LESSOR UNDER THIS PARAGRAPH SHALL SURVIVE THE EXPIRATION OR OTHER TERMINATION OF THIS AGREEMENT.

9. MISCELLANEOUS. This Agreement constitutes the entire agreement between the parties regarding the subject matter. If any provision of this Agreement is held to be illegal or invalid for any reason by a court of competent jurisdiction, the remaining provisions hereof shall be unimpaired and such illegal or invalid provision shall be construed and applied so as to most closely effectuate its intent. The Lessor's rights are cumulative and the taking of any action shall not prevent the taking of any other action. The validity, construction, and performance of this Agreement shall in all respects be governed by the laws of the State of California. The parties consent and will submit to the jurisdiction of the courts of, and of the federal courts seated in, the State of California with respect to disputes relating to this Agreement.

SCHEDULE A

Speedsport Branding, LLC & its Subsidiaries Autos	$7,500.00

TERMS AND CONDITIONS

1. PAYMENTS. The rent does not include services, transportation, shipment, storage, installation, operation, operators, mechanics, fuels, lubricants, assembly, disassembly, maintenance, site or operating permits, or license fees and all such and similar additional costs shall be to the Lessee's account. To the extent allowed by applicable law, the Lessee shall be responsible for obtaining, filing returns, and shall pay when due, all permits, license fees, assessments and taxes, including, but not limited to, sales, use, property, excise, transfer and payroll taxes or applications for exemption from taxes (including without limitation any property or pollution control sales tax exemption), now or hereafter imposed by any governmental body or agency upon the Equipment, or the use thereof, except for any taxes based on the net income of P-1's contributions or taxes for unemployment insurance, old age retirement benefits, pensions and annuities. Either party receiving notice of taxes or fees due and payment made of same arising out of or resulting from the use, possession, operation or transportation of the Equipment shall give notice of same to the other party within ten (10) days. Any fees, taxes or other lawful charges paid by Lessor upon failure of Lessee to make such payments shall become immediately due from Lessee to Lessor.

2. INSPECTION AND MAINTENANCE OF EQUIPMENT. Lessor shall during normal business hours have the right to enter upon any premises where the Equipment may be located for the purposes of inspection and may, at Lessee's cost and expense, remove the Equipment forthwith without notice to Lessee and without court order or other process if the Equipment is, in the opinion of Lessor, being used for any application other than as specified herein or beyond its capacity or is in any manner improperly installed, cared for or abused.

3. LOSS OR DAMAGE. During the term of the Lease Period, Lessee assumes and shall bear the entire risk of loss, theft, destruction or damage of or to the Equipment or any item thereof (hereinafter "loss or damage") from any cause whatsoever, whether or not covered by insurance, and no such loss or damage shall release Lessee of its obligation hereunder, unless such loss or damage arises out of or results from Lessor's sole negligence. In the event of such loss or damage, Lessee shall, at the option of Lessor, (a) at Lessee's expense, repair the Equipment to the satisfaction of Lessor; or (b) at Lessee's expense, and to the satisfaction of Lessor, replace the Equipment with similar or like Equipment in good condition and repair and of comparable value, with clear title thereto to Lessor; or (c) make payment to Lessor the total of the following amounts: (1) All rental payments past due or currently owed to Lessor under this Agreement including unpaid taxes, (2) All future rental payments that would accrue over the remaining term of this Agreement and, (3) Fair market price of the Equipment. Lessee shall continue to pay rent to Lessor during the time the equipment is being repaired or replaced under Items (a) or (b). Upon Lessor's receipt of the payment specified in the immediately preceding Item (c), Lessee shall take whatever interest Lessor may have in said Equipment, as is, where is, without warranty, expressed or implied, including those of merchantability or fitness for particular purpose.

4. WARRANTIES. Lessee acknowledges that it has made the selection of and accepts the Equipment for its use based upon its own judgment and expressly disclaims any reliance upon statements made by Lessor. LESSOR MAKES NO EXPRESSED OR IMPLIED WARRANTIES, INCLUDING THOSE OF MERCHANTABILITY OR FITNESS FOR A

5. USE. The parties understand and agree that the Lessor is willing to lease the Equipment to Lessee contingent upon the Lessee's covenant that the Lessee has in its employ, and the Equipment shall only be operated by, persons who are fully trained, competent and duly qualified to operate the Equipment. The Lessee shall cause the Equipment to be used, maintained, operated and maintained in a safe and lawful manner in accordance with applicable laws, statutes, regulations and ordinances, the manufacturer's specific instructions and industry standards. Lessee at its own expense shall at all times keep the Equipment in good working order, properly maintained and serviced and protected against chemical corrosion and all other damages. Lessee shall not make any alterations or additions to the Equipment without the prior written consent of Lessor. All parts furnished for and all additions made to the Equipment shall immediately become the property of Lessor subject to the terms hereof.

6. TRANSFER OF TITLE/INDEMNIFICATION. Upon the expiration of the Lease Period and Lessor's receipt of all payments under this lease, title to the listed equipment will transfer to the Lessee. LESSEE SHALL DEFEND, INDEMNIFY AND HOLD LESSOR, ITS PARENT, AND THEIR RESPECTIVE AFFILIATES, SUBSIDIARIES, OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS, HARMLESS FROM AND AGAINST LOSSES, EXPENSES, LIENS, CLAIMS, DEMANDS, (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES) AND CAUSES OF ACTION FOR INJURY TO OR DEATH OF PERSONS, FOR LOSS OF, OR DAMAGE TO PROPERTY.

In witness whereof, the parties hereto have executed this instrument effective as of the earliest date stated below.

(sign) ______________________________
(Lessee): Speedsport Branding, LLC
By: Roy Montgomery
Title: Chairman & CEO
Date: February 1, 2007

(sign) ______________________________
(Lessor): P-1, LLC
By: Gus O'Connell
Title: General Manager
Date: February 1, 2007